Exhibit 99.1

Contact: Robert Lentz

(614) 439-6006

SCI Engineered Materials, Inc. CFO

Announces Retirement Plans

COLUMBUS, Ohio (September 29, 2025) SCI Engineered Materials, Inc. (“SCI”)
(OTCQB: SCIA), a global supplier and manufacturer of advanced materials for physical vapor deposition thin film applications, today announced Gerald (“Jerry”) S. Blaskie, 67, Vice President and Chief Financial Officer, plans to retire on April 1, 2026.

During Mr. Blaskie’s tenure at SCI he has been an integral member of the senior management team, including significant contributions to the Company’s financial management, building a solid finance team, and managing additional areas of the Company’s operations. Mr. Blaskie also serves as the Company’s Treasurer and Assistant Secretary.

Jerry Blaskie commented, “SCI has grown significantly during my 24-year tenure with the Company. During that time, I am pleased to have worked with management and the entire team to achieve important milestones. The Company is well positioned to continue implementing its long-term growth strategy and enhancing shareholder value. I look forward to achieving a smooth transition prior to my retirement.”

Jeremy Young, President and Chief Executive Officer, said “Jerry has continuously made important contributions to SCI for more than two decades, which are reflected in his financial leadership as well as commitment to sound financial systems and controls that will continue to benefit the Company. Throughout my tenure as President and CEO we have worked closely together to accelerate the Company’s growth and improve profitability. We wish him well in his future endeavors. A thorough search process will be completed prior to Jerry’s retirement date culminating with a successor in place prior to his departure.”

About SCI Engineered Materials, Inc.

SCI Engineered Materials is a global supplier and manufacturer of advanced materials for PVD thin film applications and works closely with end users and OEMs to develop innovative, customized solutions. Additional information is available at  www.sciengineeredmaterials.com or follow SCI Engineered Materials, Inc. at:

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